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   Glass Lewis Announces Recommendation to Vote "FOR" Magyar Bancorp Directors

New Brunswick, NJ--February 17, 2010--Magyar Bancorp, Inc., parent company of Magyar Bank, announced today that Glass Lewis & Co., the leading independent governance analysis and proxy voting firm, recommended a vote "FOR" the Directors as recommended by the Company's Board of Directors at their annual meeting on February 23, 2010. Glass Lewis & Co. serves institutional investors that collectively manage more than $17 trillion in assets, and conducts research focused on the long-term financial impact of investment and proxy decisions.

In the report, Glass Lewis states, "We do not believe there are substantial issues for shareholder concern as to any of the nominees. Accordingly, we recommend that shareholders vote "FOR" all nominees."

Magyar's Chairman of the Board Joseph J. Lukacs, Jr. stated, "We are pleased to have the support of such a well-known and recognized leader in Glass Lewis who takes a long-term outlook when advising their clients. The Board agrees with this independent, third-party that it is in the best interest for shareholders to vote for both director nominees."

The Board of Directors reiterates its recommendation that shareholders vote "FOR" each of the nominees for director listed in the Company's Proxy Statement and "FOR" the ratification of the appointment of ParenteBeard LLC as the Company's independent registered public accounting firm for the year ending September 30, 2010.

About Magyar Bancorp

Magyar Bancorp (NASDAQ: MGYR) is the parent company of Magyar Bank, a $558 million asset community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete

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line of financial products and services, and today Magyar operates five branch locations in Branchburg New Brunswick, North Brunswick, and South Brunswick. Visit Magyar online at www.magbank.com.

Contact: John Reissner, Vice President, Marketing Director, 732.214.2083